UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2016

Aéropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31314	31-1443880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)

(646) 485-5410
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure in Item 5.02 below is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

As previously reported, on May 4, 2016, Aéropostale, Inc. (the “Company”) and each of its subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code.  The Chapter 11 cases are being administered jointly under the caption “In re Aéropostale, Inc., et al.”, Case No. 16-11275 (the “Chapter 11 Cases”).

On October 5, 2016, the Bankruptcy Court approved that certain Engagement Agreement (the “Agreement”) by and between the Company and Development Specialists, Inc. (“DSI”), dated September 19, 2016.  The Agreement provides for, among other things, the services of William A. Brandt, Jr., as Chief Restructuring Officer (“CRO”) of the Company, and the services of other DSI personnel to carry out those duties and responsibilities under the Agreement.  Mr. Brandt’s primary responsibilities will include: assisting the Company in carrying out Court-approved agreements including the sale of substantially all of the Debtors’ business assets; implementing the post-closing, pre-confirmation wind-down of the estates; monitoring the store closing sales being conducted; overseeing the budget process in connection with the use of cash collateral and payment of estate liabilities; and assisting in the further development and implementation of a Chapter 11 Plan. Mr. Brandt will report directly to the Board of Directors of the Company.

Mr. Brandt, 67, has served as the Chief Executive Officer of DSI since 1976, and has forty years of experience in the practice of turnarounds and restructurings.

Pursuant to the terms of the Agreement, Mr. Brandt and any other DSI employees will remain employed by DSI. Neither Mr. Brandt nor any other DSI employee will receive any compensation directly from the Company or participate in any employee benefit plan.

The Company has agreed to compensate DSI for the services of Mr. Brandt at a fixed rate of $100,000 per month, payable in advance, and to compensate DSI for the hourly services of additional personnel staffed to this matter at rates ranging from $190 to $660 per hour.  In addition, the Company has agreed to reimburse DSI for its reasonable costs and expenses. DSI or the Company may terminate the Agreement for any reason upon five (5) business days’ written notice; provided that the Company will remain obligated to pay and/or reimburse DSI for all fees and expenses accrued under the Agreement as of the effective date of the termination.  The Company has agreed to indemnify DSI and its employees for all claims arising from, or in connection with, the Agreement.

Other than as noted above, there is no arrangement or understanding pursuant to which Mr. Brandt was appointed CRO of the Company.  Mr. Brandt has no family relationships with any executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Development Specialists, Inc. Engagement Agreement, dated as of September 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2016

AÉROPOSTALE, INC.

/s/ Marc G. Schuback
Name: Marc G. Schuback
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit

10.1	Development Specialists, Inc. Engagement Agreement, dated as of September 19, 2016.